UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 09, 2023

Axsome Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37635	45-4241907
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22 Cortlandt Street, 16th Floor
New York, New York		10007
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 332-3241

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.0001 Per Share	AXSM	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 9, 2023, Axsome Therapeutics Inc., a Delaware corporation (the “Company”), entered into a Third Amendment (the “Third Amendment”) to its Loan and Security Agreement (the “Loan Agreement”) with Hercules Capital, Inc., a Maryland corporation (“Hercules”), in its capacity as administrative agent and collateral agent, and the other financial institutions or entities party thereto as lenders (the “Lenders”). The Third Amendment increases the size of the Term Loan Advance (as defined in the Loan Agreement) to $350,000,000, reduces the interest rate, and extends the maturity and interest-only period of the Loan Agreement, as further described below.

The Third Amendment amended the terms of that certain Loan and Security Agreement, dated as of September 25, 2020, by and among the Company, Hercules and the Lenders (as amended by the First Amendment to Loan and Security Agreement, dated as of October 14, 2021, the Second Amendment to Loan and Security Agreement, dated as of March 27, 2022, and as further amended by the Third Amendment) to, among other things, (i) extend the maturity date to January 1, 2028, unless the Company meets certain revenue targets as described in the Loan Agreement, in which case the Company can extend the Maturity Date to January 1, 2029; (ii) increase the aggregate principal amount under the Loan Agreement from $300,000,000 to $350,000,000; (iii) subject to the terms and conditions in the Loan Agreement, change the Term Loan Advance amounts and dates available under the Tranche 1 Advance (as defined in the Loan Agreement) through Tranche 5 Advance (as defined in the Loan Agreement immediately prior to the Third Amendment), including increasing the Tranche 1 Advance (as defined in the Loan Agreement) from one tranche of $95,000,000 to five sub-tranches of $95,000,000, $55,000,000, $30,000,000, $35,000,000 and $35,000,000, respectively, changing the Tranche 2 Advance (as defined in the Loan Agreement) from three sub-tranches of $35,000,000, $35,000,000 and $30,000,000 to one tranche of $25,000,000, changing the Tranche 3 Advance (as defined in the Loan Agreement) from two sub-tranches of $15,000,000 and $5,000,000 to one tranche of $75,000,000, and removing the Tranche 4 Advance (as defined in the Loan Agreement immediately prior to the Third Amendment) and Tranche 5 Advance (as defined in the Loan Agreement immediately prior to the Third Amendment) entirely; (iv) revise the interest rate applicable to extensions of credit under the Loan Agreement to equal the greater of (a) 9.95% per annum or (b) the prime rate (as reported in The Wall Street Journal) plus 2.20% per annum, (v) increase the minimum cash requirement of the Company to $30,000,000 (plus certain accounts payable amounts); and (vi) pay a facility fee equal to 0.75% of the amount of principal actually funded pursuant to the Tranche 1B Advance, Tranche 1C Advance, Tranche 1D Advance, Tranche 1E Advance, Tranche 2 Advance and Tranche 3 Advance (each as defined in the Loan Agreement).

The foregoing description of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the complete terms and conditions of the Third Amendment to be filed as an exhibit to the Company’s next periodic report filed with the Securities and Exchange Commission.

Item 8.01 Other Information.

On January 9, 2023, the Company announced that in part as a result of the Third Amendment, the Company now believes that its current cash, along with the remaining committed capital from the Loan Agreement, is sufficient to fund anticipated operations to cash flow positivity, based on the current operating plan.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Axsome Therapeutics, Inc.

Date:	January 9, 2023	By:	/s/ Herriot Tabuteau, M.D.
		Name: Title:	Herriot Tabuteau, M.D. President and Chief Executive Officer